Exhibit 99.1

Filed by Verizon Communications Inc.

pursuant to Rule 425 under the Securities Act of 1933

and deemed filed under Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: Straight Path Communications Inc.

Commission File No.: 001-36015

Date: May 11, 2017

News Release

FOR IMMEDIATE RELEASE May 11, 2017	Media contacts: Eric Wilkens, Verizon 201-572-9317 eric.wilkens@verizon.com Howard Waterman, Verizon 917-359-5505 Howard.waterman@verizon.com

Verizon to acquire Straight Path spectrum

to accelerate 5G deployment

NEW YORK – To scale and accelerate deployment of next-generation broadband services throughout the United States, Verizon Communications Inc. (NYSE, Nasdaq: VZ) announced it has signed an agreement to acquire Straight Path Communications Inc. (NYSE MKT: STRP), a holder of millimeter wave spectrum configured for 5G wireless services.

Verizon will purchase Straight Path for $184.00 per share, or a total consideration of $3.1 billion, in an all-stock transaction. The transaction is anticipated to close within nine months, subject to FCC review.

Based in Glen Allen, Va., Straight Path holds millimeter wave spectrum configured for 5G services, including 39 GHz licenses that serve the entire country and 28 GHz assets in major markets.

“Verizon now has all of the pieces in place to quickly accelerate the deployment of 5G,” said Hans Vestberg, executive vice president and president of global network and technology at Verizon. “Combined with our recent transactions with Corning Incorporated, XO Communications, and Prysmian Group, this is another step to build the next-generation network for our customers.”

Debevoise & Plimpton LLP is acting as legal counsel to Verizon in connection with the transaction.

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York City, has a diverse workforce of 161,000 and generated nearly $126 billion in 2016 revenues. Verizon operates America’s most reliable wireless network, with 113.9 million retail connections nationwide. The company also provides communications and entertainment services over mobile broadband and the nation’s premier all-fiber network, and delivers integrated business solutions to customers worldwide.

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Where to Find Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between Verizon Communications Inc. (“Verizon”) and Straight Path Communications Inc. (“Straight Path”). In connection with the proposed merger, Verizon intends to file a registration statement on Form S-4, containing a proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by Verizon and Straight Path with the SEC at http://www.sec.gov. Free copies of the proxy statement/prospectus, once available, and each company’s other filings with the SEC may also be obtained from the respective companies. Free copies of documents filed with the SEC by Verizon will be made available free of charge on Verizon’s investor relations website at http://www.verizon.com/about/investors. Free copies of documents filed with the SEC by Straight Path will be made available free of charge on Straight Path’s investor relations website at http://spathinc.com/investors/.

Participants in the Solicitation

Verizon and its directors and executive officers, and Straight Path and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Straight Path common stock in respect of the proposed merger. Information about the directors and executive officers of Verizon is set forth in the proxy statement for Verizon Communications Inc.’s 2017 Annual Meeting of Stockholders, which was filed with the SEC on March 20, 2017. Information about the directors and executive officers of Straight Path is set forth in the proxy statement for Straight Path Communications, Inc.’s 2017 Annual Meeting of Stockholders, which was filed with the SEC on November 22, 2016. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement/prospectus regarding the proposed merger when it becomes available.